EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 23, 2010, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Pharmasset, Inc. on Form 10-K for the year ended September 30, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pharmasset, Inc. on Forms S-8 (File No. 333-162359, effective October 6, 2009, and File No. 333-142630, effective May 4, 2007) and on Forms S-3 (File No. 333-164744, effective February 19, 2010 and File No. 333-169112, effective September 9, 2010).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 23, 2010